Exhibit 10.2

COMPENSATION OF DIRECTORS

Effective as of June 16, 2005

     Charles J. Wyly, Jr., for his service as Chairman of the Board of Directors of Michaels Stores, Inc. (the “Company”), receives annual compensation consisting of (i) base compensation of $450,000, (ii) options to purchase 200,000 shares of common stock, and (iii) personal use of a company-owned automobile.

     Sam Wyly, for his service as Vice Chairman of the Board of Directors of the Company, receives annual compensation consisting of (i) base compensation of $225,000, (ii) options to purchase 100,000 shares of common stock, and (iii) personal use of a company-owned automobile. The Company also provides the services of an administrative assistant employed by the Company to Mr. Wyly to support him in his role as Vice Chairman of the Company.

     Each non-employee director of the Company receives an annual fee of $48,000 as members of the Board and a fee of $1,500 for attendance at each regular or special Board meeting and for attendance at each meeting of a committee of which they are a member. The Chairman of the Company’s Audit Committee receives an additional fee of $15,000 annually, the Chairman of the Company’s Compensation Committee receives an additional fee of $10,000 annually, and the Chairman of the Company’s Governance and Nominating Committee receives an additional fee of $7,500 annually. The Company also reimburses directors for expenses incurred in attending meetings.

     Subsequent to the 2005 annual meeting of stockholders, the Company’s Compensation Committee granted each director options to purchase 30,000 shares of common stock under the Company’s 2005 Incentive Compensation Plan.